Exhibit F-2
                                                                   -----------





              (LETTERHEAD OF RYAN, RUSSELL, OGDEN & SELTZER LLP)



                                          October 31, 2000




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:

            We have examined the Declaration on Form U-1, dated October 31, 2000, under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed by GPU, Inc. ("GPU") with the Securities and Exchange Commission, of which this opinion is to be a part. (The Declaration is hereinafter referred to as the "Declaration").

            The Declaration contemplates, among other things, the solicitation by GPU of proxies (the "Solicitation") from its shareholders seeking approval of the proposed merger of GPU with and into FirstEnergy Corp. pursuant to an Agreement and Plan of Merger dated as of August 8, 2000 ("Merger Agreement").

            We have been Pennsylvania counsel to GPU and to its Pennsylvania subsidiaries for many years. In such capacity, we have participated in various proceedings relating to GPU and its Pennsylvania subsidiaries.

            We have examined copies, signed, certified or otherwise proven to our satisfaction, of the charter documents and by-laws of GPU. We have also examined such other documents, instruments and agreements, including the Merger Agreement, and have made such further investigation as we have deemed necessary as a basis for this opinion.

            We are members of the Bar of the Commonwealth of Pennsylvania and do not purport to be experts on the laws of any other jurisdiction.





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Securities and Exchange Commission
October 31, 2000
Page 2



            Based upon and subject to the foregoing, and assuming that the Solicitation is carried out in accordance with the Declaration, we are of the opinion that:

                  (a)   all   Pennsylvania   laws   applicable   to  the
            Solicitation will have been complied with; and

                  (b) GPU is validly organized and duly subsisting in the Commonwealth of Pennsylvania.


            We hereby consent to the filing of this opinion as an exhibit to the Declaration and in any proceedings before the Commission that may be held in connection therewith. Thelen Reid & Priest LLP may rely on this opinion, as if it were directly addressed to them, in rendering their opinion filed as Exhibit F-1 to the Declaration.


                                Very truly yours,


                                RYAN, RUSSELL, OGDEN & SELTZER LLP